American CareSource Announces Financial Results for Second Quarter 2012

DALLAS, August 9, 2012 — American CareSource Holdings (NASDAQ: ANCI), the leading national network of ancillary healthcare providers, today reported revenue of $8.2 million for the second quarter of 2012, compared to $11.3 million for the same period in 2011. Net loss for the quarter was $829,000 compared to a net loss of $645,000 for the prior-year period.
Kenn S. George, CEO and Chairman of the Board stated, “While we are disappointed but not surprised by the continued declines in our legacy accounts, we are focused and working assiduously on preserving that revenue stream, in part by providing technical support to our clients to accelerate the claims flow cycle.” Mr. George continued, “More importantly, we are directing energy and resources into strategic initiatives that will offset our torpid sales conversion ratio and will diversify our revenue sources to facilitate growth in the future.”

Net Revenue
Overall, net revenue was $8.2 million for the second quarter of 2012 compared to $11.3 million in the same period in 2011. Non-legacy accounts (added in 2010-2012) contributed $2.7 million compared to $3.1 million in the second quarter of 2011. The decline in non-legacy accounts was primarily the result of technology issues experienced by two clients that negatively impacted claims flow to ACS and collection of billed amounts. While the estimated impact to second quarter revenue is estimated at approximately $305,000, ACS continues to proactively work with the clients to resolve the issues. Despite these issues, the non-legacy accounts grew 11 percent in the six months ended June 30, 2012, compared to the same period in 2011.
For the three months ended June 30, 2012, revenue from ACS’ two significant legacy accounts declined by a combined $1.8 million, or 32 percent, compared to the same period in 2011, due to factors described previously by the company. Revenue and claims volume from the larger of the two legacy clients was negatively impacted by issues related to its recent change in technology platforms. Revenue from the other significant legacy account was negatively impacted by its continued transition related to a business combination. An additional client that was implemented in early 2009, exited the health insurance business in 2011 and generated no revenue in the second quarter of 2012 compared to $663,000 in the second quarter last year.
Claims Volumes
ACS billed 42,000 claims during the second quarter of 2012, a decrease from the 67,000 claims it billed during the same period last year. The lower claims volume was primarily the result of the decline in claims volume from the company’s two significant legacy clients. Sequentially, claims volume in the second quarter of 2012 declined slightly compared to the first quarter of 2012.
Following are claims volumes for the periods presented:

(Claim amounts in 000’s)	Q2 2012	Q1 2012	Q2 2011
Claims:
Processed	53	55	82
Billed	42	44	67

Contribution Margin
Contribution margin for the second quarter of 2012 increased to 10.5 percent, compared to 6.9 percent reported during the second quarter of 2011. The increase in contribution margin was primarily the result of the decline in provider payments as a percent of revenue, from 78.0 percent in the second quarter of 2011 to 74.0 percent in the same period this year. The improvement in margin on provider payments is the result of the change in mix of clients generating revenue and claims volume. ACS’ second-largest client historically carried a lower margin relative to other clients; the client contributed 8.3 percent of the company’s revenue in the second quarter of 2012 compared to 21.7 percent in the same period last year. In addition, contribution margin benefited from a positive shift in mix toward higher-margin service categories, such as laboratory services, infusion services and durable medical equipment.
Following is a comparison of statement of operations components as a percent of net revenue:

	Q2 2012	Q1 2012	Q2 2011
Provider payments	74.0%	72.3%	78.0%
Administrative fees	4.4%	4.9%	4.4%
Claims administration and provider development	11.1%	11.0%	10.7%
Total cost of revenues	89.5%	88.2%	93.1%

Selling, General and Administrative Expenses (SG&A)
SG&A for the second quarter of 2012 decreased to $1.46 million from $1.55 million in the same period last year. The decrease was primarily the result of a decline in headcount in ACS’ administrative functions and was a reflection of previously implemented cost control measures. The declines offset sales and marketing investments made earlier in 2012 and consulting costs incurred during the second quarter related to strategic initiatives and the review of the organization’s structure and alignment.
SG&A was 17.7 percent of revenues in the second quarter of 2012, compared to 13.7 percent in the second quarter of 2011. The increase is the direct result of the decline in revenues as compared to the second quarter of last year.

Adjusted EBITDA
Adjusted EBITDA for the second quarter of 2012 was a loss of $386,000, compared to a loss of $488,000 reported in the prior-year period.
Adjusted EBITDA is defined as net loss excluding the impact of income taxes, depreciation and amortization, non-cash stock-based compensation expense, goodwill impairment charge, amortization of long-term client agreements, severance costs and other non-cash charges. Adjusted EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under generally accepted accounting principles (GAAP).
A reconciliation of adjusted EBITDA to net loss is provided in the tables accompanying this release.
Financial Liquidity
Total cash and cash equivalents at June 30, 2012 were $10.6 million, compared to $11.3 million reported at December 31, 2011, and compared to $11.4 million reported at June 30, 2011. In addition to the operating loss incurred during the six months ended June 30, 2012, the decrease in cash and cash equivalents is a result of capital expenditures of $235,000 and the prepayment of annual property and casualty insurance premiums of $185,000. The company was debt-free as of June 30, 2012.

About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,800 ancillary service providers at more than 38,000 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary healthcare services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 30 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company’s ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the company’s plans, objectives and expectations for future operations, projections of the company's future operating results or financial condition, and expectations regarding the healthcare industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the company’s dependence upon its two largest clients and recent declines in their business, the company’s inability to attract or maintain providers or clients or achieve its financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the company’s ability to integrate with its clients, consolidation in the industry that affect the company’s key clients, changes in the business decisions by significant clients, increased competition, decisions by service providers in the company’s network to terminate their agreements with ACS, the company’s inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company’s periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.
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Investor Relations Contact:
Matthew D. Thompson
Chief Financial Officer
mthompson@anci-care.com
phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Net Revenues	$8,215	$11,308	$17,616	$24,385

Cost of revenues:
Provider payments	6,078	8,815	12,873	18,624
Administrative fees	364	503	828	1,175
Claims administration and provider development	909	1,211	1,943	2,379
Total cost of revenues	7,351	10,529	15,644	22,178

Contribution margin	864	779	1,972	2,207

Selling, general and administrative expenses	1,455	1,553	2,895	3,015
Depreciation and amortization	221	191	440	381
Total operating expenses	1,676	1,744	3,335	3,396

Loss before income taxes	(812)	(965)	(1,363)	(1,189)
Income tax provision (benefit)	17	(320)	24	(322)
Net loss	$(829)	$(645)	$(1,387)	$(867)

Loss per basic and diluted common share	$(0.05)	$(0.04)	$(0.08)	$(0.05)
Basic and diluted weighted average common shares outstanding	17,131	16,962	17,110	16,962

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Net loss	$(829)	$(645)	$(1,387)	$(867)
Income tax provision (benefit)	17	(320)	24	(322)
Depreciation and amortization	221	191	440	381
Other	(6)	(10)	(9)	(24)
EBITDA	(597)	(784)	(932)	(832)
Non-cash stock-based compensation expense	121	216	252	445
Amortization of long-term client agreement	63	63	125	125
Severance costs (included in selling, general and administrative expenses)	27	—	70	—
Client administration fee expense related to warrants	—	17	—	67
EBITDA, as adjusted	$(386)	$(488)	$(485)	$(195)

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30, 2012
	(unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$10,605	$11,315
Accounts receivable, net	3,338	4,317
Prepaid expenses and other current assets	521	565
Total current assets	14,464	16,197

Property and equipment, net	1,684	1,829

Other assets:
Other non-current assets	239	242
Intangible assets, net	832	896
TOTAL ASSETS	$17,219	$19,164

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Due to service providers	$3,049	$3,678
Accounts payable and accrued liabilities	1,033	1,237
Total current liabilities	4,082	4,915

EQUITY
Common stock	171	171
Additional paid-in capital	22,575	22,300
Accumulated deficit	(9,609)	(8,222)
	13,137	14,249
TOTAL LIABILITIES AND EQUITY	$17,219	$19,164

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(amounts in thousands)

	Year ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(1,387)	$(867)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	252	445
Depreciation and amortization	440	381
Amortization of long-term client agreement	125	125
Client administration fee expense related to warrants	—	67
Deferred income taxes	3	(330)
Changes in operating assets and liabilities:
Accounts receivable	979	213
Prepaid expenses and other assets	(69)	(130)
Accounts payable and accrued liabilities	(181)	(232)
Due to service providers	(629)	(2,459)
Net cash used in operating activities	(467)	(2,787)

Cash flows from investing activities:
Investment in software development costs	(138)	(353)
Investment in property and equipment	(97)	(19)
Net cash used in investing activities	(235)	(372)

Cash flows from financing activities:
Payment of income tax withholdings on net exercise of equity incentives	(8)	—
Net cash used in financing activities	(8)	—

Net decrease in cash and cash equivalents	(710)	(3,159)
Cash and cash equivalents at beginning of period	11,315	14,512

Cash and cash equivalents at end of period	$10,605	$11,353

Supplemental cash flow information:
Cash paid for taxes, net of refunds received	$45	$—

Supplemental non-cash financing activity:
Income tax withholdings on conversion of equity incentives	$—	$16
Accrued bonus paid with equity incentives	$23	$—